Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

November 3, 2026

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB), with offices at 9000 West 67th Street, Merriam, Kansas, for the three and nine months ended October 3, 2026 and September 27, 2025, in millions of dollars except share and per share amounts.

(UNAUDITED)	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2026	2025	2026	2025
Net sales	$2,771	$2,540	$8,093	$7,336
Operating income	$13	$84	$209	$174
Net earnings attributable to Seaboard	$28	$109	$300	$243

Earnings per common share	$29.23	$113.71	$313.22	$251.47
Average number of shares outstanding	957,794	958,618	957,794	966,315
Dividends declared per common share	$2.25	$2.25	$6.75	$6.75

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.

Also, Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on November 23, 2026 to stockholders of record at the close of business on November 13, 2026.